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Exhibit (n)(2)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Bain Capital Specialty Finance, Inc.

        We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities, including the schedules of investments, of Bain Capital Specialty Finance, Inc. and its subsidiaries (the "Company") as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in net assets, and cash flows for each of the three years in the period ended December 31, 2019, and the effectiveness of the Company's internal control over financial reporting as of December 31, 2019, and in our report dated February 26, 2020, appearing in the accompanying registration statement on Form N-2, we expressed unqualified opinions thereon. We have also previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the statements of assets and liabilities, including the schedules of investments, as of December 31, 2017 and 2016, and the related statements of operations, changes in net assets, and cash flows for the year ended December 31, 2016 (none of which are presented herein), and we expressed unqualified opinions on those financial statements. In our opinion, the information set forth in the senior securities table of Bain Capital Specialty Finance, Inc. and its subsidiaries as of December 31, 2019, 2018, 2017 and 2016, appearing on page 126 of this registration statement on Form N-2, is fairly stated, in all material respects, in relation to the financial statements from which it has been derived.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 26, 2020

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  Exhibit (n)(2)
Report of Independent Registered Public Accounting Firm